Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Real Goods Solar, Inc. 2008 Long-Term Incentive Plan, as amended and restated September 6, 2013, of our report dated April 1, 2013, with respect to the consolidated financial statements of Real Goods Solar, Inc. as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission.

/s/ EKS&H LLLP

January 30, 2014

Denver, Colorado